Exhibit 99.1

Tom Rathjen	Stephanie Tomei
Vice President, Investor Relations	Director, Corporate Communications
+1 (408) 789-4458	+1 (408) 789-4234
trathjen@accuray.com	stomei@accuray.com

Accuray Announces Results for Third Quarter Fiscal 2012

Continued Service Margin Improvement Highlights Quarter

SUNNYVALE, Calif., May 8, 2012 — Accuray Incorporated (Nasdaq: ARAY), the premier radiation oncology company, announced today financial results for the third quarter of fiscal 2012 that ended March 31, 2012. The fiscal 2012 financial data presented below reflects Accuray’s consolidated results including the results for TomoTherapy which was acquired by Accuray in June 2011. Non-GAAP results are provided to enhance understanding of Accuray’s ongoing core results of operations.

Highlights from the third quarter of fiscal 2012 include continued improvement in service margins, and effective management of operating expenses. Accuray continued to make progress in its integration of TomoTherapy and met or exceeded the goals originally set out when the acquisition was first announced. The company remains on track to return to profitability on a non-GAAP basis by the latter part of fiscal year 2013, ending June 30, 2013, as forecasted.

“We continue to see healthy growth in our installed base, which has grown 14 percent year on year.  This growth in turn drives our service revenues, which have increased 19 percent over the same period last year,” said Euan S. Thomson, Ph.D., president and chief executive officer of Accuray. “In addition, our service gross margin continues to improve, reaching 16 percent in the third quarter which puts us well ahead of our 10 percent target for fiscal year 2012.”

For the third quarter of fiscal 2012, Accuray reported total consolidated GAAP revenue of $101.8 million and non-GAAP total revenue of $101.6 million. By comparison, for the quarter ended March 31, 2011, the sum of the revenue reported by Accuray and TomoTherapy as separate companies totaled $101.9 million on a pro forma basis. Legacy TomoTherapy’s fiscal year ended December 31. Non-GAAP revenue for the nine-month period ended March 31, 2012 was $300.2 million, which is slightly higher than pro forma total revenue of $299.9 million in the same period of the prior year.

The consolidated GAAP gross margin for the third quarter of fiscal 2012 was 45.9 percent for products and 20.7 percent for services. The consolidated non-GAAP gross margin for the third quarter of fiscal 2012 was 53.5 percent for products and 16.1 percent for services. Positive service gross margins were driven largely by a continued improvement in reliability and reduction of service costs for TomoTherapy Systems. Accuray significantly improved service gross margins and remains well ahead of its plan to achieve at least 10 percent service margins by the fourth quarter of fiscal year 2012 and on track to achieve at least 20 percent by the fourth quarter of fiscal year 2013 on a non-GAAP basis.

Consolidated GAAP net loss attributable to stockholders for the third quarter of fiscal 2012 was $14.9 million, or $0.21 per share. Non-GAAP net loss for the third quarter of fiscal 2012 was $9.2 million or $0.13 per share. By comparison, for the quarter ended March 31, 2011 the sum of the net losses reported by Accuray and TomoTherapy as separate companies totaled $3.6 million or $0.05 per share on a pro forma basis.

Accuray added $64.2 million of net new system orders to backlog during the period ending March 31, 2012, increasing system backlog to $279.6 million.  During the third quarter, Accuray experienced areas of strength and areas of challenge around the world. While performance internationally was good, the company recently implemented a realignment of its sales organization in the United States designed to enhance performance in this region.

During the third quarter of fiscal 2012, 18 units were shipped and 22 were installed, increasing Accuray’s worldwide installed base to 635 systems.

Accuray’s cash, cash equivalents and restricted cash in total increased $2.8 million to $154.8 million as of March 31, 2012. The cash increase was benefited by favorable changes in working capital.

Outlook

The following statement, among others in this release, is forward-looking and actual results may differ materially. For fiscal year 2012, Accuray maintains its guidance that revenue will be in the range of $409 million to $424 million (GAAP), or $400 million to $415 million (non-GAAP).

Additional Information

Additional information including slides of third quarter highlights which will be discussed during the conference call, is available in the Investor Relations section of the company’s website at www.accuray.com/investors.

Earnings Call Open to Investors

Accuray will hold a conference call for financial analysts and investors on Tuesday, May 8, 2012 at 2:00 p.m. PDT/5:00 p.m. EDT. The conference call dial-in numbers are 1-866-203-3206 (USA) or 1-617-213-8848 (International), Conference ID: 41410037. A live webcast of the call will also be available from the Investor Relations section of the corporate website at www.accuray.com/investors.  In addition, a recording of the call will be available by calling 1-888-286-8010 (USA) or 1-617-801-6888 (International), Conference ID:  59135049, beginning at 5:00 p.m. PDT/8:00 p.m. EDT on May 8, 2012 and will be available through May 14, 2012. A webcast replay will also be available from the Investor Relations section of the Company’s website at www.accuray.com/investors from approximately 5:00 p.m. PDT/8:00 p.m. EDT today through Accuray’s release of its results for the fourth quarter of fiscal 2012, ending June 30, 2012.

About Accuray

Accuray Incorporated (Nasdaq: ARAY), based in Sunnyvale, Calif., is the premier radiation oncology company that develops, manufactures and sells personalized, innovative treatment solutions that set the standard of care with the aim of helping patients live longer, better lives. The Company’s leading-edge technologies — the CyberKnife and TomoTherapy Systems — are designed to deliver radiosurgery, stereotactic body radiation therapy, intensity modulated radiation therapy, image guided radiation therapy, and adaptive radiation therapy. To date, 635 systems have been installed in leading hospitals around the world. For more information, please visit www.accuray.com.

Safe Harbor Statement

Statements made in this press release that are not statements of historical fact are forward-looking statements and are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release relate, but are not limited, to the company’s future profitability; continuing improvements in service gross margins, including specific targets for fiscal years 2012 and 2013 service gross margins;  expectations regarding TomoTherapy integration goals; expected impact of the US sales reorganization; and expected revenue for fiscal 2012. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to: the timeliness and success of the integration of TomoTherapy; the company’s ability to convert backlog to revenue; the success of its worldwide sales and marketing efforts; the extent of market acceptance for the company’s products and services; the company’s ability to develop and bring to market new or enhanced products; continuing uncertainty in the global economic environment; and other risks detailed from time to time under the heading “Risk Factors” in the company’s reports on Form 10-Q for the first, second and third quarters of fiscal 2012.

Forward-looking statements speak only as of the date the statements are made and are based on information available to the company at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. The company assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. Accordingly, investors should not put undue reliance on any forward-looking statements.

Accuray Incorporated

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
Net revenue:
Products	$59,875	$35,584	$179,851	$90,771
Services	41,720	18,253	127,218	54,833
Other	221	910	1,621	1,457
Total net revenue	101,816	54,747	308,690	147,061
Cost of revenue:
Cost of products	32,401	14,199	103,574	34,887
Cost of services	33,100	12,152	103,626	35,397
Cost of other	204	1,083	708	1,761
Total cost of revenue	65,705	27,434	207,908	72,045
Gross profit	36,111	27,313	100,782	75,016
Operating expenses:
Selling and marketing	12,449	8,127	40,047	23,874
Research and development	23,783	9,291	64,222	26,651
General and administrative	14,213	10,421	42,845	27,461
Total operating expenses	50,445	27,839	147,114	77,986
Loss from operations	(14,334)	(526)	(46,332)	(2,970)
Other income (expense), net	(952)	22	(8,323)	2,314
Loss before provision for income taxes	(15,286)	(504)	(54,655)	(656)
Provision for income taxes	1,247	656	2,152	1,046
Net loss	(16,533)	(1,160)	(56,807)	(1,702)
Noncontrolling interest	(1,652)	—	(5,029)	—
Net loss attributable to stockholders	$(14,881)	$(1,160)	$(51,778)	$(1,702)

Net loss per share:
Basic	$(0.21)	$(0.02)	$(0.73)	$(0.03)
Diluted	$(0.21)	$(0.02)	$(0.73)	$(0.03)
Weighted average common shares used in computing net loss per share
Basic	71,120	59,960	70,692	59,298
Diluted	71,120	59,960	70,692	59,298

Cost of revenue, selling and marketing, research and development, and general and administrative expenses include stock-based compensation charges as follows:

Cost of revenue	$276	$242	$1,271	$886
Selling and marketing	$165	$155	$545	$512
Research and development	$504	$499	$1,673	$1,793
General and administrative	$800	$1,048	$2,812	$3,204

Accuray Incorporated

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share amounts)

	March 31,	June 30,
	2012	2011

Assets
Current assets:
Cash and cash equivalents	$151,328	$95,906
Restricted cash	3,455	3,172
Accounts receivable, net of allowance for doubtful accounts of $1,305 and $324 at March 31, 2012 and June 30, 2011, respectively	72,481	61,853
Inventories	85,122	97,836
Prepaid expenses and other current assets	13,798	21,115
Deferred cost of revenue—current	6,094	5,840
Total current assets	332,278	285,722

Property and equipment, net	39,668	44,823
Goodwill	56,180	54,474
Intangible assets, net	53,842	66,039
Deferred cost of revenue—noncurrent	2,755	2,258
Other assets	8,006	2,468
Total assets	$492,729	$455,784
Liabilities and equity
Current liabilities:
Accounts payable	$23,468	$38,645
Accrued compensation	24,919	27,406
Other accrued liabilities	26,795	43,012
Customer advances	19,170	25,829
Deferred revenue—current	88,724	68,152
Total current liabilities	183,076	203,044
Long-term liabilities:
Long-term other liabilities	6,212	6,321
Deferred revenue—noncurrent	8,280	6,092
Long-term debt	78,460	—
Total liabilities	276,028	215,457

Equity:
Preferred stock, $0.001 par value; authorized: 5,000,000 shares; no shares issued and outstanding	—	—
Common stock, $0.001 par value; authorized: 100,000,000 shares; issued: 71,257,940 and 72,199,837 shares at March 31, 2012 and June 30, 2011, respectively; outstanding: 71,257,940 and 70,059,819 shares at March 31, 2012 and June 30, 2011, respectively	71	70

Additional paid-in capital	405,393	373,963
Accumulated other comprehensive income	1,877	127
Accumulated deficit	(196,163)	(144,385)
Total stockholders’ equity	211,178	229,775
Noncontrolling interest	5,523	10,552
Total equity	216,701	240,327
Total liabilities and equity	$492,729	$455,784

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, as defined in Regulation G promulgated by the Securities and Exchange Commission, with respect to the three and nine months ended March 31, 2012. “GAAP” refers to generally accepted accounting principles in the United States.

Accuray closed the acquisition of TomoTherapy on June 10, 2011 and TomoTherapy’s operations since that date are included in Accuray’s consolidated results of operations. Accounting for the impact of this acquisition has resulted in changes to the value of assets and liabilities from the amounts reflected by TomoTherapy prior to the acquisition and the creation of incremental assets and liabilities including intangible assets for developed technology and backlog, and unfavorable lease obligations. These changes have impacted revenues and expenses recorded in Accuray’s consolidated statements of operations since the close of the acquisition. In addition, Accuray has incurred significant expenses as a result of the acquisition, some of which are one-time charges while others are expected to be incurred over fiscal 2012 for the integration of TomoTherapy.

To reflect the ongoing core results of operations of the Company, including adjusting for the impact of the acquisition of TomoTherapy, the Company has presented its operating results on an adjusted non-GAAP basis as well as in accordance with GAAP for the three and nine months ended March 31, 2012. We use the following measures shown in the following tables, which are not calculated in accordance with GAAP. All adjustments to reconcile to GAAP relate to the acquisition of TomoTherapy except the adjustment to Other income (expense). The Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses these non-GAAP financial measures in connection with its own budgeting and financial planning, as well as evaluating management performance for compensation purposes. These non-GAAP financial measures are in addition to, not a substitute for, nor superior to, measures of financial performance prepared in conformity with GAAP.

For comparison purposes, we have also presented our pro forma results for the three and nine months ended March 31, 2011 based on the combined total of the financial results previously reported by Accuray and TomoTherapy as separate companies, excluding expenses related to the acquisition incurred during this period. Please refer to the pro forma financial results tables starting on page 9 for additional details.

	Three Months Ended March 31,					Nine Months Ended March 31,
	2012	2012		2012	2011	2012	2012		2012	2011
Revenue	GAAP	Adjustments		Non-GAAP	Pro forma Combined Results	GAAP	Adjustments		Non-GAAP	Pro forma Combined Results
Products	$59,875	$1,343	(A)	$61,218	$67,261	$179,851	$1,826	(A)	$181,677	$200,330
Services	41,720	(1,548	)(B)	40,172	33,749	127,218	(10,309	)(B)	116,909	98,100
Other	221	—		221	910	1,621	—		1,621	1,457
Total	$101,816	$(205)		$101,611	$101,920	$308,690	$(8,483)		$300,207	$299,887

(A)   As of the close of the acquisition, TomoTherapy’s deferred product revenue related to products shipped but not yet installed was written down to the fair value of goods and services remaining to be delivered. As a result, during the three and nine months ended March 31, 2012, product revenue recorded by Accuray for the sale of TomoTherapy products was $1.3 million and $1.8 million lower than product revenue that would have been recorded by TomoTherapy if the acquisition had not occurred.

(B)   As of the close of the acquisition, TomoTherapy’s deferred service revenue was written up to fair value. As a result, deferred service revenue recognized by Accuray during the three and nine months ended March 31, 2012 was $1.9 million and $10.7 million higher than the amount that would have been recognized by TomoTherapy if the acquisition had not occurred. Partially offsetting this deferred revenue adjustment, Accuray recorded a reserve for returns of $0.4 million during the three months ended March 31, 2012 to reflect the expected return of spare parts from TomoTherapy distributors who will cease servicing TomoTherapy systems once the integration is complete and Accuray personnel begin to provide service directly to these customers.

	Three Months Ended March 31,					Nine Months Ended March 31,
	2012	2012		2012	2011	2012	2012		2012	2011
Cost of Revenue	GAAP	Adjustments		Non-GAAP	Pro forma Combined Results	GAAP	Adjustments		Non-GAAP	Pro forma Combined Results
Products	$32,401	$(3,938)	(C)	$28,463	$28,438	$103,574	$(19,978	)(C)	$83,596	$88,613
Services	33,100	621	(D)	33,721	32,277	103,626	(2,530	)(D)	101,096	99,813
Other	204	—		204	1,083	708	—		708	1,761
Total	$65,705	$(3,317)		$62,388	$61,798	$207,908	$(22,508)		$185,400	$190,187

(C)       Products cost of revenue included the following charges arising from the acquisition of TomoTherapy during the three and nine months ended March 31, 2012, respectively: less than $0.1 million and $8.3 million due to the write up of finished goods and work-in-process inventory on hand at the time of the acquisition from cost basis to fair value, $3.8 million and $11.5 million for amortization of intangible assets created by the acquisition, and less than $0.1 million and $0.2 million due to employee severance and retention expenses.

(D)       Services cost of revenue included the following charges and reductions to expenses arising from the acquisition of TomoTherapy during the three and nine months ended March 31, 2012: $-0- and $3.6 million charge due to the write up of service related inventory on hand at the time of the acquisition from cost basis to fair value, $(0.6) million and $(3.1) million reductions in expenses due to the roll out of fair value increases in warranty and loss contracts reserves for the periods of service consumed, $0.1 million and $0.3 million charges for property, plant and equipment revaluation, $0.1 million and $1.9 million charges due to employee severance, integration and retention expenses and $(0.3) million and $(0.3) million of credits to reflect the cost of spare parts expected to be returned by TomoTherapy distributors who will cease servicing TomoTherapy systems once the integration is complete and Accuray personnel begin to provide service directly to these customers.

	Three Months Ended March 31,				Nine Months Ended March 31,
	2012	2012	2012	2011	2012	2012	2012	2011
Gross Profit	GAAP	Adjustments	Non-GAAP	Pro forma Combined Results	GAAP	Adjustments	Non-GAAP	Pro forma Combined Results
Products	$27,474	$5,281	$32,755	$38,823	$76,277	$21,804	$98,081	$111,717
Services	8,620	(2,169)	6,451	1,472	23,592	(7,779)	15,813	(1,713)
Other	17	—	17	(173)	913	—	913	(304)
Total	$36,111	$3,112	$39,223	$40,122	$100,782	$14,025	$114,807	$109,700

	Three Months Ended March 31,				Nine Months Ended March 31,
	2012	2012	2012	2011	2012	2012	2012	2011
Gross Profit Margin	GAAP	Adjustments	Non-GAAP	Pro forma Combined Results	GAAP	Adjustments	Non-GAAP	Pro forma Combined Results
Products	45.9%	7.6%	53.5%	57.7%	42.4%	11.6%	54.0%	55.8%
Services	20.7%	(4.6)%	16.1%	4.4%	18.5%	(5.0)%	13.5%	(1.7)%
Other	7.7%	0.0%	7.7%	(19.0)%	56.3%	0.0%	56.3%	(20.9)%
Total	35.5%	3.1%	38.6%	39.4%	32.6%	5.6%	38.2%	36.6%

	Three Months Ended March 31,					Nine Months Ended March 31,
	2012	2012		2012	2011	2012	2012		2012	2011
Operating Expenses	GAAP	Adjustments		Non-GAAP	Pro forma Combined Results	GAAP	Adjustments		Non-GAAP	Pro forma Combined Results
Selling and Marketing	$12,449	$(67	)(E)	$12,382	$14,020	$40,047	$(1,837	)(E)	$38,210	$44,720
Research and Development	23,783	(340	)(F)	23,443	16,732	64,222	(1,224	)(F)	62,998	51,122
General and Administrative	14,213	(1,124	)(G)	13,089	14,824	42,845	(4,731	)(G)	38,114	45,353
Total	$50,445	$(1,531)		$48,914	$45,576	$147,114	$(7,792)		$139,322	$141,195

(E)   Selling and marketing included the following charges arising from the acquisition of TomoTherapy for the three months ended March 31, 2012: less than $0.1 million charge primarily due to employee severance, integration and retention expenses. For the nine months ended March 31, 2012, $1.2 million charge due to employee severance and retention expenses, and $0.6 million due to preparation for integration of work forces and operations.

(F)   Research and development included the following charges arising from the acquisition of TomoTherapy during the three and nine months ended March 31, 2012: $0.3 million and $1.2 million charges primarily due to employee severance, integration and retention expenses.

(G)   General and administration included the following charges arising from the acquisition of TomoTherapy for the three and nine months ended March 31, 2012: $0.4 million and $2.0 million charge due to employee severance and retention expenses, $0.2 million and $1.3 million charge related to preparation for integration of work forces and operations, and $0.5 million and $1.4 million charge for property, plant and equipment revaluation.

Net Loss Attributable to Stockholders

Three Months Ended March 31,	Nine Months Ended March 31,
2012	2012	2012	2011	2012	2012	2012	2011
GAAP	Adjustments	Non-GAAP	Pro forma Combined Results	GAAP	Adjustments	Non-GAAP	Pro forma Combined Results
Loss From Operations	$(14,334)	$4,643	(H)	$(9,691)	$(5,454)	$(46,332)	$21,817	(H)	$(24,515)	$(31,495)
Other Income (Expense)	(952)	991	(I)	39	1,949	(8,323)	2,589	(I)	(5,734)	6,028
Provision For Income Taxes	1,247	—	1,247	1,409	2,152	—	2,152	1,975
Noncontrolling Interest	(1,652)	—	(1,652)	(1,325)	(5,029)	—	(5,029)	(5,393)
Net Loss Attributable to Stockholders	$(14,881)	$5,634	$(9,247)	$(3,589)	$(51,778)	$24,406	$(27,372)	$(22,049)

Net Loss Per Share - Basic and Diluted	$(0.21)	$0.08	$(0.13)	$(0.05)	$(0.73)	$0.34	$(0.39)	$(0.32)

Weighted Average Common Shares outstanding - Basic and Diluted	71,120	71,120	69,073	(J)	70,692	70,692	68,411	(J)

(H)      Represents impact of all adjustments (A) through (G) on Loss From Operations.

(I)           Represents non-cash interest expense arising from the accretion of interest expense on the long-term debt.

(J)           Represents weighted average common shares outstanding used to compute our basic and diluted net loss per share as disclosed in our Form 10Q for the three and nine months ended March 31, 2011, adjusted to reflect the acquisition of TomoTherapy as if it occurred on July 1, 2010.

Pro forma financial tables

Tables below represent our pro forma results for the three and nine months ended March 31, 2011 based on the combined total of the financial results previously reported by Accuray and TomoTherapy as separate companies, excluding expenses related to the acquisition incurred during this period.

	Three Months Ended March 31, 2011			Nine Months Ended March 31, 2011
Revenue	Accuray	Tomo	Combined	Accuray	Tomo	Combined
Products	$35,584	$31,677	$67,261	$90,771	$109,559	$200,330
Services	18,253	15,496	33,749	54,833	43,267	98,100
Other	910	—	910	1,457	—	1,457
Total	$54,747	$47,173	$101,920	$147,061	$152,826	$299,887

	Three Months Ended March 31, 2011			Nine Months Ended March 31, 2011
Cost of Revenue	Accuray	Tomo	Combined	Accuray	Tomo	Combined
Products	$14,199	$14,239	$28,438	$34,952	$53,661	$88,613
Services	12,152	20,125	32,277	35,332	64,481	99,813
Other	1,083	—	1,083	1,761	—	1,761
Total	$27,434	$34,364	$61,798	$72,045	$118,142	$190,187

	Three Months Ended March 31, 2011			Nine Months Ended March 31, 2011
Gross Profit	Accuray	Tomo	Combined	Accuray	Tomo	Combined
Products	$21,385	$17,438	$38,823	$55,819	$55,898	$111,717
Services	6,101	(4,629)	1,472	19,501	(21,214)	(1,713)
Other	(173)	—	(173)	(304)	—	(304)
Total	$27,313	$12,809	$40,122	$75,016	$34,684	$109,700

	Three Months Ended March 31, 2011			Nine Months Ended March 31, 2011
Gross Profit Margin	Accuray	Tomo	Combined	Accuray	Tomo	Combined
Products	60.1%	55.0%	57.7%	61.5%	51.0%	55.8%
Services	33.4%	(29.9)%	4.4%	35.6%	(49.0)%	(1.7)%
Other	(19.0)%	0.0%	(19.0)%	(20.9)%	0.0%	(20.9)%
Total	49.9%	27.2%	39.4%	51.0%	22.7%	36.6%

	Three Months Ended March 31, 2011					Nine Months Ended March 31, 2011
Operating Expenses	Accuray	Tomo	Adjustments		Combined	Accuray	Tomo	Adjustments		Combined
Selling and Marketing	$8,127	$6,098	$(205	)(A)	$14,020	$23,874	$21,051	$(205	)(A)	44,720
Research and Development	9,291	7,441	—		16,732	26,651	24,471	—		51,122
General and Administrative	10,421	8,934	(4,531	)(B)	14,824	27,461	22,828	(4,936	)(B)	45,353
Total	$27,839	$22,473	$(4,736)		$45,576	$77,986	$68,350	$(5,141)		$141,195

(A)   Selling and marketing included the following charges arising from the acquisition of TomoTherapy for the three and nine months ended March 31, 2011: $0.2 million primarily due to preparation for integration of work forces and operations.

(B)   General and administration included the following charges arising from the acquisition of TomoTherapy for the three and nine months ended March 31, 2011: $4.5 million and $4.9 million due to preparation for integration of work forces and operations.

Net Loss Attributable to	Three Months Ended March 31, 2011	Nine Months Ended March 31, 2011
Stockholders	Accuray	Tomo	Adjustments	Combined	Accuray	Tomo	Adjustments	Combined
Loss From Operations	$(526)	$(9,664)	$4,736	$(5,454)	$(2,970)	$(33,666)	$5,141	$(31,495)
Other Income (Expense)	22	1,927	—	1,949	2,314	3,714	—	6,028
Provision For Income Taxes	656	753	—	1,409	1,046	929	—	1,975
Noncontrolling Interest	—	(1,325)	—	(1,325)	—	(5,393)	—	(5,393)
Net Loss Attributable to Stockholders	$(1,160)	$(7,165)	$4,736	$(3,589)	$(1,702)	$(25,488)	$5,141	$(22,049)

Net Loss Per Share - Basic and Diluted	$(0.02)	$(0.13)	$(0.05)	$(0.03)	$(0.48)	$(0.32)

Weighted Average Common Shares outstanding - Basic and Diluted	59,960	53,125	69,073	(C)	59,298	52,652	68,411	(C)

(C)       Represents weighted average common shares outstanding used to compute our basic and diluted net loss per share as disclosed in our Form 10Q for the three and nine months ended March 31, 2011, adjusted to reflect the acquisition of TomoTherapy as if it occurred on July 1, 2010.

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